EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-58657, No. 333-04169, No. 333-56593, No. 333-40328, No. 333-64106, No. 33-65724, No. 333-85204, No. 333-104462 and No. 333-114845 of Quiksilver, Inc. on Form S-8 of our report, dated January 12, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Company’s method of accounting for goodwill and intangible assets, appearing in this Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California
January 12, 2005